Exhibit 10.78

Amendment to the

Chordiant Software, Inc. Fiscal Year 2010

Executive Incentive Bonus Plan

The following paragraph is added to the end of the section entitled “Payment” in the Chordiant Software, Inc. Fiscal Year 2010 Executive Incentive Bonus Plan:

“Notwithstanding the foregoing, on or prior to the Closing Date (as defined in that certain Agreement and Plan of Merger dated March 14, 2010 by and between Chordiant Software, Inc., Pegasystems, Inc., and Maple Leaf Acquisition Corp.), the Board may approve and pay a payment to a participant not to exceed 100% of such participant’s 2010 annual bonus target, with such payment calculated based on the assumption that the Company has attained 100% of the annual goals set forth herein, pro-rated for any period of the Company’s fiscal quarter that is completed prior to the Closing Date; provided however, that under no circumstances shall the payments paid pursuant to this paragraph exceed $1,000,000 in the aggregate per fiscal quarter and pro-rated for any period of a fiscal quarter, including all similar payments to participants of the Chordiant Software Inc. Fiscal Year 2010 Senior Vice President and General Manager Worldwide Client Services Incentive Bonus Plan, the Chordiant Software, Inc. Fiscal Year 2010 General Counsel Incentive Bonus Plan and the Chordiant Software, Inc. Fiscal Year 2010 Team Member Bonus Plan.”

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